( BW)(WA-KEY-TECHNOLOGY)(KTEC) Key Technology Completes New Credit Facility and Terminates Exchange Offer

    Business Editors

    WALLA WALLA, Wash.--(BUSINESS WIRE)--Aug. 12, 2002--Key Technology, Inc. (Nasdaq:KTEC) announced today the completion of an $18.0 million credit facility with Banner Bank (Nasdaq:BNR) that will provide the Company with greater financial flexibility and long-term financing.
    The new financing replaces the Company's credit facility with U.S. Bancorp, the majority of which would have expired on Nov. 30, 2002. The Company is also in final negotiations with ABN AMRO Bank N.V. for an additional credit facility of approximately $3.2 million for its European subsidiary, which it expects to close by the end of August.
    The new credit accommodation from Banner Bank consists of a term loan, a revolving credit facility and a standby line of credit. The Company intends to use the credit facility for general corporate purposes, including but not limited to financing working capital needs. The new facility also provides the Company with the ability to fund all potential redemption obligations related to outstanding redeemable securities.
    "We are pleased with the completion of this new credit facility and the support from Banner Bank, indicating their confidence in the continued improvement of our capital structure," commented Thomas C. Madsen, chairman and CEO of Key Technology.
    As of the close of business on Aug. 9, 2002, approximately 628,927, or 55.29%, of the shares of Series B Convertible Preferred Stock had been submitted to the Company for redemption. The redemption price for all of the shares submitted will be paid by the Company on Aug. 12, 2002. The Company anticipates that future redemption claims will be paid in the normal course as they are presented.
    The Company also announced that it will terminate, effective today, its previously announced offer to exchange its outstanding Series B Convertible Preferred Stock for shares of newly authorized Series D Convertible Preferred Stock. All Series B shares which have been tendered will be promptly returned to the shareholders.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Wash., is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

    About Banner Bank

    Banner Corporation is the parent of Banner Bank, a Washington state chartered commercial bank. It operates a total of 39 branch offices and six loan offices in 18 counties in Washington, Oregon and Idaho. Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.

    About ABN AMRO

    Netherlands-based ABN AMRO is one of the world's leading banks with total assets of EUR 623 billion and a presence in more than 3,500 locations in 60 countries and territories. ABN AMRO operates through three autonomous strategic business units: wholesale clients; consumer and commercial clients; and private clients and asset management.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;

    -- the ability of new products to compete successfully in either existing or new markets;

    -- increased competition and its effects on our product pricing and customer capital spending;

    -- risks involved in expanding international operations and sales; and

    -- risks associated with adverse fluctuations in foreign currency exchange rates.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1 "Forward-Looking Statement Risk and Uncertainty Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2001, and the Risk Factors section of the Company's Registration Statement on Form S-4, Post-Effective Amendment No. 3, filed Aug. 17, 2001.

    Note: News releases and other information on Key Technology, Inc. can be accessed at www.keyww.com on the Internet.

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    CONTACT: Key Technology, Inc.
             Ted R. Sharp, 509/529-2161